UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 30, 2009

WEST SUBURBAN BANCORP, INC.

(Exact name of registrant as specified in its charter)

Illinois	0-17609	36-3452469
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

711 South Meyers Road

Lombard, Illinois 60148

(Address of principal executive offices, zip code)

(630) 652-2000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02  Termination of a Material Definitive Agreement.

On October 30, 2009, West Suburban Bancorp, Inc. (the “Company”) provided Daniel P. Grotto, Senior Vice President — Prepaid Solutions of the Company’s wholly-owned bank subsidiary, a notice, in accordance with the Restated Employment Agreement, dated as of December 31, 2008 (the “Employment Agreement”), between the Company and Mr. Grotto, advising Mr. Grotto that the term of his employment will not be extended.  As a result of the delivery of the notice, the term of Mr. Grotto’s Employment Agreement will continue to end on December 31, 2011.

Under the Employment Agreement, if Mr. Grotto remains employed through the end of the term, the Company will continue to provide to Mr. Grotto compensation (salary and bonus) and benefits and perquisites until the expiration of the term of the Employment Agreement on December 31, 2011, in accordance with, and subject to, the requirements set forth in the Employment Agreement.

Mr. Grotto may, by February 14, 2010, give written notice of the termination of his employment, in which event the Company will be obligated to pay Mr. Grotto, in addition to any accrued salary or benefits, an amount equal to nine times the sum of: (a) his then current monthly base salary; plus (b) one-twelfth of the base annual deferred compensation contribution made to the Company’s Director and Senior Management Deferred Compensation Plan for the prior year.  The Employment Agreement provides that this payment would be made within 30 days of the termination of employment.

The foregoing summary of certain provisions of the Employment Agreement is qualified by reference to the complete terms and provisions of the Employment Agreement, which can be found as Exhibit 10.6 to the Company’s Form 10-K for the year ended December 31, 2008, filed with the Securities and Exchange Commission on March 11, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WEST SUBURBAN BANCORP, INC.

Date: November 4, 2009	By:	/s/ Duane Debs
DUANE DEBS
PRESIDENT